Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Foundry Networks, Inc.
     We have audited the accompanying consolidated balance sheets of Foundry Networks, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Foundry Networks, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 2 to the consolidated financial statements, Foundry Networks, Inc. adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment on January 1, 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes on January 1, 2007.
/s/ ERNST & YOUNG LLP
San Jose, California
February 26, 2008

FOUNDRY NETWORKS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share data)

Net revenue:
Product	$517,637	$395,701	$338,784
Service	89,568	77,579	65,072

Total net revenue	607,205	473,280	403,856

Cost of revenue:
Product	215,060	174,526	143,414
Service	21,358	13,927	11,921

Total cost of revenue	236,418	188,453	155,335

Gross margin	370,787	284,827	248,521

Operating expenses:
Research and development	77,052	70,658	53,041
Sales and marketing	160,220	128,985	105,701
General and administrative	44,935	43,854	27,765
Other charges, net	5,714	12,807	—

Total operating expenses	287,921	256,304	186,507

Income from operations	82,866	28,523	62,014
Interest and other income, net	43,536	34,407	18,078

Income before provision for income taxes and cumulative effect of change in accounting principle	126,402	62,930	80,092
Provision for income taxes	45,259	24,671	26,530

Income before cumulative effect of change in accounting principle	81,143	38,259	53,562
Cumulative effect of change in accounting principle, net of taxes	—	439	—

Net income	$81,143	$38,698	$53,562

Basic net income per share:
Before cumulative effect of change in accounting principle	$0.55	$0.26	$0.38
Cumulative effect of change in accounting principle	—	0.01	—

Net income per share — basic	$0.55	$0.27	$0.38

Weighted-average shares used in computing basic net income per share	148,143	145,167	139,176

Diluted net income per share:
Before cumulative effect of change in accounting principle	$0.52	$0.25	$0.37
Cumulative effect of change in accounting principle	—	0.01	—

Net income per share — diluted	$0.52	$0.26	$0.37

Weighted-average shares used in computing diluted net income per share	155,520	150,509	143,974

The accompanying notes are an integral part of these consolidated financial statements.

FOUNDRY NETWORKS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
			Additional	Deferred	Other		Total
	Common Stock		Paid-In	Stock	Comprehensive	Retained	Stockholders’	Comprehensive
	Shares	Amount	Capital	Compensation	Income (Loss)	Earnings	Equity	Income
	(In thousands)

BALANCES AT DECEMBER 31, 2004	137,226	14	591,560	(7,405)	(451)	138,945	722,663	$57,294

Issuances of common stock under stock plans	3,923	—	28,425	—	—	—	28,425
Stock-based compensation —	—	—	(39)	4,645	—	—	4,606
Tax benefit from stock option exercises	—	—	2,179	—	—	—	2,179
Foreign currency translation adjustments	—	—	—	—	495	—	495	$495
Net income	—	—	—	—	—	53,562	53,562	53,562

BALANCES AT DECEMBER 31, 2005	141,149	$14	$622,125	$(2,760)	$44	$192,507	$811,930	$54,057

Elimination of unearned deferred compensation upon adoption of SFAS 123R	—	—	(2,760)	2,760	—	—	—
Issuances of common stock under stock plans	5,885	1	47,091	—	—	—	47,092
Stock-based compensation	—	—	50,855	—	—	—	50,855
Tax benefit from stock option exercises	—	—	10,486	—	—	—	10,486
Cumulative effect of change in accounting principle	—	—	(439)	—	—	—	(439)
Foreign currency translation adjustments	—	—	—	—	(527)	—	(527)	$(527)
Net income	—	—	—	—		38,698	38,698	38,698

BALANCES AT DECEMBER 31, 2006	147,034	$15	$727,358	$—	$(483)	$231,205	$958,095	$38,171

Cumulative effect upon adoption of FIN 48	—	—	(4,182)	—	—	777	(3,405)
Cumulative effect upon adoption of EITF 06-02	—	—	—	—	—	(683)	(683)
Repurchases and retirement of common stock	(4,381)	(1)	—	—	—	(82,929)	(82,930)
Issuances of common stock under stock plans, net of repurchases	6,047	1	54,888	—	—	—	54,889
Stock-based compensation	—	—	40,219	—	—	—	40,219
Tax benefit from stock option exercises	—	—	11,627	—	—	—	11,627
Foreign currency translation adjustments	—	—	—	—	(306)	—	(306)	$(306)
Net income	—	—	—	—		81,143	81,143	81,143

BALANCES AT DECEMBER 31, 2007	148,700	$15	$829,910	$—	$(789)	$229,513	$1,058,649	$80,837

The accompanying notes are an integral part of these consolidated financial statements.

FOUNDRY NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$81,143	$38,698	$53,562
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,135	10,190	9,124
Stock-based compensation expense	46,021	50,269	4,549
Provision for doubtful accounts	(386)	106	(730)
Provision for sales returns	(283)	1,126	157
Inventory provisions	6,385	9,414	15,116
(Benefit)/provision for deferred income taxes	(8,781)	(15,948)	3,181
Tax benefit from stock option exercises	—	—	2,179
Excess tax benefits from stock-based compensation	(8,895)	(6,001)	—
Changes in operating assets and liabilities:
Accounts receivable	(45,079)	1,727	13,725
Inventories	(13,838)	(11,811)	(8,865)
Prepaid expenses and other assets	(4,867)	(3,581)	(3,274)
Accounts payable	(1,366)	2,951	4,069
Accrued payroll and related expenses	15,486	3,746	1,770
Income taxes payable	19,034	3,690	10,598
Other accrued expenses	(1,880)	5,521	497
Deferred support revenue	12,108	5,084	4,247

Net cash provided by operating activities	105,937	95,181	109,905

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale investments	(48,925)	(85,625)	(150,700)
Purchases of held-to-maturity investments	(954,053)	(665,511)	(256,022)
Proceeds from sales of available-for-sale investments	59,200	87,725	314,625
Proceeds from maturities of held-to-maturity investments	938,367	489,971	142,408
Purchases of property and equipment, net	(7,096)	(8,273)	(9,900)

Net cash provided by (used in) investing activities	(12,507)	(181,713)	40,411

CASH FLOWS FROM FINANCING ACTIVITIES:
Excess tax benefits from stock-based compensation	8,895	6,001	—
Proceeds from issuances of common stock under stock plans, net of repurchases	54,735	47,684	28,426
Repurchase and retirement of common stock	(82,930)	—	—

Net cash provided by (used in) financing activities	(19,300)	53,685	28,426

Increase (decrease) in cash and cash equivalents	74,130	(32,847)	178,742
Effect of exchange rate changes on cash	(306)	(527)	495
Cash and cash equivalents, beginning of year	258,137	291,511	112,274

Cash and cash equivalents, end of year	$331,961	$258,137	$291,511

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$37,489	$36,914	$10,813

The accompanying notes are an integral part of these consolidated financial statements.

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS

Founded in 1996, Foundry Networks, Inc. (“Foundry” or the “Company”) designs, develops, manufactures, markets and sells a comprehensive, end-to-end suite of high performance data networking solutions, including Ethernet Layer 2-7 switches, Metro and Internet routers. We sell our products and services worldwide through our own direct sales efforts, resellers and integration partners. Our customers include Internet Service Providers (ISPs), Metro Service Providers, and enterprises including government agencies, education, healthcare, entertainment, automotive, energy, retail, financial services, aerospace, technology, transportation, and e-commerce companies.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Foreign Currency Translation

Our consolidated financial statements reflect the operations of Foundry and our wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated. The functional currency of our foreign subsidiaries is deemed to be the local country’s currency. Assets and liabilities of foreign operations are translated into U.S. dollars at the exchange rate in effect at the applicable balance sheet date, and revenue and expenses are translated into U.S. dollars using average exchange rates prevailing during that period. Translation adjustments have not been material to date and are included as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Our foreign currency translation adjustment for the years ended December 31, 2007, 2006 and 2005 was $(0.3) million, $(0.5) million and $0.5 million, respectively.

Reclassifications

Certain prior period amounts on the Consolidated Balance Sheet and Consolidated Statements of Cash Flows have been reclassified to conform to the December 31, 2007 presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from those estimates. Estimates, judgments and assumptions are used in the recognition of revenue, stock-based compensation, accounting for allowances for doubtful accounts and sales returns, inventory provisions, product warranty liability, income taxes, deferred tax assets, contingencies and similar items. Estimates, judgments and assumptions are reviewed periodically by management and the effects of revisions are reflected in the consolidated financial statements in the period in which they are made.

Cash Equivalents and Investments

The Company considers all investments with insignificant interest rate risk and with original maturities of 90 days or less to be cash equivalents. Cash and cash equivalents consist of corporate and government debt securities, and cash deposited in checking and money market accounts. The Company’s short-term and long-term investments are maintained and managed at three major financial institutions. Its investment portfolio, excluding auction rate securities, is classified as held-to-maturity and is recorded at amortized cost, and includes only securities with original maturities of less than two years and with secondary or resale markets to ensure portfolio liquidity.

Investments with original maturities greater than 90 days that mature less than one year from the consolidated balance sheet date are classified as short-term investments. Investments with maturities greater than one year from the consolidated balance sheet date are classified as long-term investments. Auction rate debt securities are classified as short-term investments because they have fixed reset dates within one year designed to allow investors

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to exit these instruments at par even though the underlying municipal note may have an original maturity of as much as 40 years.

Foundry’s auction rate securities are classified as available-for-sale and are carried at fair value which approximates cost. Unrealized gains and losses, if any, are recorded as a component of accumulated other comprehensive income (loss). There have been no material unrealized gains or losses recorded to date. All other investments, which include municipal bonds, corporate bonds, and federal agency securities, are classified as held-to-maturity and are stated at amortized cost. The Company does not recognize changes in the fair value of held-to-maturity investments in income unless a decline in value is considered other-than-temporary.

The Company monitors its investments for impairment on a quarterly basis and determines whether a decline in fair value is other-than-temporary by considering factors such as current economic and market conditions, the credit rating of the security’s issuer, the length of time an investment’s fair value has been below its carrying value, the interval between auction periods, whether or not there have been any failed auctions, and the Company’s ability and intent to hold investments to maturity. If an investment’s decline in fair value is caused by factors other than changes in interest rates and is deemed to be other-than-temporary, the Company would reduce the investment’s carrying value to its estimated fair value, as determined based on quoted market prices or liquidation values. Declines in value judged to be other-than-temporary, if any, are recorded in operations as incurred.

As of December 31, 2007, we held $82.5 million of municipal notes investments, classified as short-term investments, with an auction reset feature (“adjustable rate securities”) whose underlying assets were primarily in student loans and which had an AAA credit rating. We assess impairment of our adjustable rate securities by evaluating whether the underlying securities of our adjustable rate securities are guaranteed by the government and whether the auction rate securities with auction failures had successful auction resets subsequent to December 31, 2007. Refer to “8. Subsequent Events” footnote for further discussion regarding our adjustable rate securities.

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash equivalents and investments consist of the following (in thousands):

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Cash equivalents:
Money market funds	$158,080	$—	$—	$158,080
Government-sponsored enterprise securities	114,445	29	—	114,474
Available-for-sale:
Auction rate municipal bonds	82,500	—	—	82,500
Held-to-maturity:
Municipal bonds	42,362	133	—	42,495
Government-sponsored enterprise securities	508,845	551	(9)	509,387

	$906,232	$713	(9)	$906,936

Cash equivalents	$272,525	29	—	$272,554
Short-term investments	575,645	550	(9)	576,186
Long-term investments	58,062	134	—	58,196

	$906,232	$713	$(9)	$906,936

	December 31, 2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Cash equivalents:
Money market funds	$89,299	$—	$—	$89,299
Government-sponsored enterprise securities	104,425	32	—	104,457
Available-for-sale:
Auction rate municipal bonds	92,774	—	—	92,774
Held-to-maturity:
Municipal bonds	46,377	13	(29)	46,361
Government-sponsored enterprise securities	500,092	8	(1,145)	498,955

	$832,967	$53	(1,174)	$831,846

Cash equivalents	$204,671	32	(6)	$204,697
Short-term investments	434,182	2	(860)	433,324
Long-term investments	194,114	19	(308)	193,825

	$832,967	$53	$(1,174)	$831,846

Government-sponsored enterprise securities (“GSEs”).  Foundry’s GSE portfolio includes direct debt obligations of Federal Home Loan Bank, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal Farm Credit Bank agencies. Unrealized losses as of December 31, 2007 were caused by interest rate movements. The contractual terms of the investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. As of December 31, 2007, the issuers of Foundry’s GSEs had a credit rating of AAA.

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In accordance with Emerging Issues Task Force (“EITF”) Abstract No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, (“EITF 03-1”), the following table summarizes the fair value and gross unrealized losses related to Foundry’s held-to-maturity securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2007 (in thousands):

	Loss Less Than		Loss Greater Than
	12 months		12 months		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Government-sponsored enterprise securities	63,073	(9)	—	—	63,073	(9)

	$63,073	$(9)	$—	$—	$63,073	$(9)

Because the decline in the market value of our investments is attributable to changes in interest rates and not credit quality, and because we have the ability and intent to hold these investments until a recovery of our amortized cost, which will be at maturity, we do not consider these investments to be other-than-temporarily impaired at December 31, 2007.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts to ensure trade receivables are not overstated due to uncollectibility. Accounts receivable are not typically sold or factored. Exposure to credit risk is controlled through credit approvals, credit limits, and continuous monitoring procedures. Customers are subject to a credit review process that evaluates their financial position and ability to pay. Specific allowances for bad debts are recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings or a significant deterioration in financial position. Estimates are used in determining allowances for all other customers based on factors such as current economic and industry trends, the extent to which receivables are past due and historical collection experience. Accounts are deemed past due once they exceed the due date on the invoice. Foundry mitigates some collection risk by requiring certain international customers to secure letters of credit or bank guarantees prior to placing an order with the Company. If circumstances change, estimates regarding the collectibility of receivables would be adjusted.

Inventories

Inventories are stated on a first-in, first-out basis at the lower of cost or estimated net realizable value, and include purchased parts, labor and manufacturing overhead. Inventories consist of the following (in thousands):

	December 31,
	2007	2006

Purchased parts	$4,279	$5,758
Work-in-process	17,195	13,193
Finished goods	20,910	15,905

	$42,384	$34,856

The networking industry is characterized by rapid technological change, frequent new product introductions, changes in customer requirements, and evolving industry standards. Foundry’s inventory purchases and commitments are made based on anticipated demand for the Company’s products, as estimated by management, and the Company’s expected service requirements. Foundry performs an assessment of its inventory each quarter, which includes a review of, among other factors, demand requirements based on a one year forecast, purchase

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commitments, product life cycles and development plans, product pricing and quality issues. Based on this analysis, the Company estimates the amount of excess and obsolete inventory on hand and makes adjustments to record inventory at the lower of cost or estimated net realizable value. Once a specific item in inventory has been written down to the lower of cost or estimated net realizable value, it is reflected on Foundry’s balance sheet at its new carrying value until it is sold or otherwise disposed. Inventory provisions of $6.4 million, $9.4 million and $15.1 million were recorded for the years ended December 31, 2007, 2006, and 2005, respectively. Our gross margin benefited by $1.9 million or 0.5% and $2.9 million or 1.0% from the sale of fully reserved inventory during the years ended December 31, 2007 and 2006, respectively.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accrued compensation, and other accrued liabilities, approximates fair market value due to the relatively short period of time to maturity. The fair value of investments is determined using quoted market prices for those securities or similar financial instruments.

Concentrations

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash equivalents, short and long-term investments, and accounts receivable. We seek to reduce credit risk on financial instruments by investing in high-quality debt issuances and, by policy, we limit the amount of credit exposure with any one issuer or fund. Additionally, we grant credit only to customers deemed credit worthy in the judgment of management. As of December 31, 2007 and 2006, ten customers accounted for approximately 38% and 30%, respectively, of our net outstanding trade receivables.

Certain components, including integrated circuits and power supplies, used in Foundry’s products are purchased from sole sources. Such components may not be readily available from other suppliers as the development period required to fabricate such components can be lengthy. The inability of a supplier to fulfill the Company’s production requirements, or the time required for Foundry to identify new suppliers if a relationship is terminated, could negatively affect the Company’s future results of operations.

Property and Equipment

Property and equipment are stated at cost. Depreciation expense is recorded using the straight-line method over the estimated useful lives of the assets, which are two years for computers, software, and equipment and three years for furniture and fixtures. Leasehold improvements are amortized over the shorter of their estimated useful life or the lease term.

Property and equipment consisted of the following (in thousands):

	December 31,
	2007	2006

Computers, software and equipment	$53,070	$46,052
Leasehold improvements	5,518	5,440
Furniture and fixtures	109	109

	58,697	51,601
Less accumulated depreciation	(49,039)	(40,498)

Property and equipment, net	$9,658	$11,103

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Purchased Intangible Assets

Intangible assets acquired by direct purchase or in the settlement of litigation are accounted for based on the fair value of assets received. Identifiable intangible assets are primarily comprised of patent rights and cross license-agreements. Patent rights are recorded in long-term other assets. Cross-license agreements are recorded within prepaid and other assets and long-term other assets depending on when the economic benefit is used. Purchased intangibles with finite lives are generally amortized on a straight-line basis, which typically approximates the economic benefit of the intangible assets, over the respective estimated useful lives of up to five years.

The following table presents details of the purchased intangible assets which relate to patent cross-license agreements and patents acquired during fiscal 2007 and 2006 (in thousands, except years):

	Weighted-Average
	Useful Life
Year Acquired:	(in Years)	Amount

2007	5.0	$3,421
2006	5.0	$1,883

The following table presents detail of the Company’s total purchased intangible assets (in thousands):

	Gross		Net
	Carrying	Accumulated	Carrying
As of December 31, 2007:	Amount	Amortization	Amount

Purchased intangible assets	$2,371	$196	$2,175
Patent cross-license agreements	9,633	6,095	3,538

Total	$12,004	$6,291	$5,713

	Gross		Net
	Carrying	Accumulated	Carrying
As of December 31, 2006:	Amount	Amortization	Amount

Purchased intangible assets	$150	$—	$150
Patent cross-license agreements	8,433	3,698	4,735

Total	$8,583	$3,698	$4,885

As of December 31, 2007, expected future intangible asset amortization is as follows (in thousands):

Fiscal Years:

2008	$2,434
2009	1,061
2010	1,061
2011	859
2012	298

$5,713

Amortization expense related to purchased intangible assets of $0.2 million in 2007 was included in general and administrative expense, and amortization expense of patent cross-license agreements of $2.4 million, $2.0 million and $1.4 million was included in cost of product revenue in 2007, 2006 and 2005, respectively.

Impairment

The Company evaluates long-lived assets held-for-use for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. No long lived assets were considered impaired as of December 31, 2007.

Revenue Recognition

General.  Foundry generally sells its products through its direct sales force and value-added resellers. The Company generates the majority of its revenue from sales of chassis and stackable-based networking equipment, with the remainder of its revenue primarily coming from customer support fees. The Company applies the principles of SEC Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition, and recognizes revenue when persuasive evidence of an arrangement exists, delivery or performance has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Evidence of an arrangement generally consists of customer purchase orders and, in certain instances, sales contracts or agreements. Typically, customer purchase orders are treated as separate arrangements based on the nature of our business. Shipping terms and related documents, or written evidence of customer acceptance, when applicable, are used to verify delivery or performance. The Company assesses whether the sales price is fixed or determinable based on payment terms and whether the sales price is subject to refund or adjustment. Foundry assesses collectibility based on the creditworthiness of the customer as determined by its credit checks and the customer’s payment history. It is Foundry’s practice to identify an end-user prior to shipment to a value-added reseller.

When sales arrangements contain multiple elements (e.g., hardware and support), the Company applies the provisions of EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, (“EITF 00-21”), to determine the separate units of accounting that exist within the arrangement. If more than one unit of accounting exists, the arrangement consideration is allocated to each unit of accounting using either the relative fair value method or the residual fair value method as prescribed by EITF 00-21. Revenue is recognized for each unit of accounting when the revenue recognition criteria described in the preceding paragraph have been met for that unit of accounting.

Product.  Product revenue is generally recognized upon transfer of title and risk of loss, which is generally upon shipment. If an acceptance period or other contingency exists, revenue is recognized upon the earlier of customer acceptance or expiration of the acceptance period, or upon satisfaction of the contingency. Shipping and handling charges billed to customers are included in product revenue and the related shipping costs are included in cost of product revenue.

At the time product revenue is recognized, Foundry estimates the amount of warranty costs to be incurred and records the amount as a cost of product revenue. Foundry’s standard warranty period extends one or five years from the date of sale, depending on the type of product purchased. Foundry’s estimate of the amount necessary to settle warranty claims is based primarily on its past experience.

Services.  Service revenue consists primarily of fees for customer support services. Foundry’s suite of customer support programs provides customers access to technical assistance, unspecified software updates and upgrades on a when-and-if available basis, hardware repair and replacement parts.

Support services are offered under renewable, fee-based contracts. Revenue from customer support contracts is deferred and recognized ratably over the contractual support period, in accordance with Financial Accounting Standards Board (“FASB”) Technical Bulletin 90-1, Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts. Support contracts generally range from one to five years.

Returns.  We provide a provision for estimated customer returns at the time product revenue is recognized as a reduction to product revenue. Our provision is based primarily on historical sales returns and our return policies. Our resellers generally do not have a right of return, and our contracts with original equipment manufacturers only

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provide for rights of return in the event our products do not meet its published specifications or there is an epidemic failure, as defined in the contracts.

Segment and Geographic Information

Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision-maker, in deciding how to allocate resources and in assessing performance. Foundry is organized as, and operates in, one reportable segment: the design, development, manufacturing, marketing and sale of a comprehensive, end-to-end suite of high-performance data networking solutions, including Ethernet Layer 2-7 switches, Metro routers and Internet traffic management products. Foundry’s chief operating decision-maker reviews consolidated financial information, accompanied by information about revenue by geographic region and configuration type. The Company does not assess the performance of its geographic regions on other measures of income or expense, such as depreciation and amortization, gross margin or net income. In addition, Foundry’s assets are primarily located in its corporate office in the United States and are not allocated to any specific region. Therefore, geographic information is presented only for net product revenue.

Foundry manages its business based on four geographic regions: the Americas (primarily the United States); Europe, the Middle East, and Africa (“EMEA”); Asia Pacific; and Japan. Foundry’s foreign offices conduct sales, marketing and support activities. Because some of Foundry’s customers, such as the United States government and multinational companies, span various geographic locations, the Company determines revenue by geographic region based on the billing location of the customer. Net product revenue by region as a percentage of net product revenue was as follows for the years ended December 31:

	2007	2006	2005

Americas	67%	63%	64%
EMEA	18%	18%	18%
Japan	9%	11%	10%
Asia Pacific	6%	8%	8%

Sales to the United States government accounted for approximately 18%, 17% and 19% of our total revenue in 2007, 2006 and 2005, respectively.

For the years ended December 31, 2007, 2006 and 2005 no other individual customer accounted for 10% or more of our net product revenue.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2007, 2006 and 2005 were $3.5 million, $4.2 million and $5.7 million, respectively.

Sales Taxes

We account for taxes charged to our customers and collected on behalf of the taxing authorities and recognize revenue on a net basis.

Income Taxes

Estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain deferred tax assets, which arise from temporary differences and carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company regularly assesses the likelihood that its deferred tax assets will be realized from recoverable income taxes or recovered from future

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

taxable income based on the realization criteria set forth under SFAS 109, “Accounting for Income Taxes,” and records a valuation allowance to reduce its deferred tax assets to the amount that it believes to be more likely than not realizable. The Company believes it is more likely than not that forecasted income together with the tax effects of the deferred tax liabilities, will be sufficient to fully recover the remaining deferred tax assets. In the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made. Similarly, if the Company subsequently realizes deferred tax assets that were previously determined to be unrealizable, the respective valuation allowance would be reversed, resulting in a positive adjustment to earnings in the period such determination is made. In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes potential liabilities based on its estimate of whether, and the extent to which, additional taxes will be due.

We adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, (“FIN 48”) on January 1, 2007. FIN 48 is an interpretation of FASB Statement 109, Accounting for Income Taxes, and it seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position that an entity takes or expects to take in a tax return. Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. Under FIN 48, an entity may only recognize or continue to recognize tax positions that meet a “more likely than not” threshold. In accordance with our accounting policy, we recognize accrued interest and penalties related to unrecognized tax benefits as a component of tax expense. This policy did not change as a result of our adoption of FIN 48.

Computation of Per Share Amounts

Basic earnings per share (“EPS”) has been calculated using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted EPS has been calculated using the weighted-average number of shares of common stock outstanding during the period and potentially dilutive weighted-average common stock equivalents. As of December 31, 2007 and 2006 there were 2,592,375 shares and 627,750 shares, respectively, subject to repurchase. Weighted-average common stock equivalents include the potentially dilutive effect of in-the-money stock options and restricted stock, determined based on the average share price for each period using the treasury stock method. Under the treasury stock method, the tax-effected proceeds that would be received assuming the exercise of all in-the-money stock options and restricted stock are assumed to be used to repurchase shares in the open market. Certain common stock equivalents were excluded from the calculation of diluted EPS because the exercise price of these common stock equivalents was greater than the average market price of the common stock for the respective period and, therefore, their inclusion would have been anti-dilutive. There were 10.5 million, 15.1 million and 13.5 million anti-dilutive common stock equivalents for the years ended December 31, 2007, 2006 and 2005, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except per share amounts)

Net income	$81,143	$38,698	$53,562

Basic:
Weighted-average shares outstanding	148,143	145,167	139,176

Basic EPS	$0.55	$0.27	$0.38

Diluted:
Weighted-average shares outstanding	148,143	145,167	139,176
Add: Weighted-average dilutive potential shares	7,377	5,342	4,798

Weighted-average shares used in computing diluted EPS	155,520	150,509	143,974

Diluted EPS	$0.52	$0.26	$0.37

Stock-Based Compensation

On January 1, 2006, Foundry adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”) which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors including employee stock options, restricted stock, restricted stock units and purchases under the Company’s 1999 Employee Stock Purchase Plan based on estimated fair values. SFAS 123R supersedes the previous accounting under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”), as allowed under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), for periods beginning in 2006. In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107 (“SAB 107”) which provides supplemental implementation guidance for SFAS 123R. The Company applied the provisions of SAB 107 in its adoption of SFAS 123R.

Foundry adopted SFAS 123R using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006. Upon adoption of SFAS 123R on January 1, 2006, the Company adjusted retained earnings by approximately $439,000. This adjustment reflects the cumulative effect of adoption of SFAS 123R on retained earnings and represents the Company’s estimate of previously recognized stock-based compensation expense that will be reversed when stock options granted prior to December 31, 2006 are forfeited.

SFAS 123R requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. We use the Black-Scholes option pricing model and a single option award approach to determine the fair value of stock options under SFAS 123R, consistent with that used for pro forma disclosures under SFAS 123. The fair value of restricted stock is equivalent to the market price of our common stock on the grant date. The value of the portion of the stock-based award that is ultimately expected to vest is recognized as expense over the requisite service period, which is generally the vesting period, in our Consolidated Statement of Income.

In accordance with SFAS 123R, excess tax benefits are realized tax benefits from tax deductions for exercised options in excess of the deferred tax asset attributable to stock compensation costs for such options. Excess tax benefits of $8.9 million and $6.0 million for the years ended December 31, 2007 and 2006, respectively, have been classified as a financing cash inflow. Prior to the adoption of SFAS 123R, tax benefits from employee stock plans were presented as operating cash flows. Pursuant to SFAS 123R, SFAS No. 109, Accounting for Income Taxes (“SFAS 109”), and EITF Topic No. D-32, Intraperiod Tax Allocation of the Effect of Pretax Income from Continuing Operations, we have elected to recognize excess income tax benefits from stock option exercises in additional paid-in capital only if an incremental income tax benefit would be realized after considering all other tax attributes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

presently available to us. In addition, we account for the indirect effects of stock-based compensation, such as research and development tax credits and domestic manufacturing deduction, through the statement of income.

We have elected the “long method” of computing our hypothetical APIC pool pursuant to the income tax provisions included in SFAS 123R.

Stock-based compensation expense recognized in our Consolidated Statement of Income for the year ended December 31, 2006 included (i) compensation expense for stock-based awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123 and (ii) compensation expense for the stock-based awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Compensation expense for all expected-to-vest stock-based awards will continue to be recognized using the straight-line attribution method provided that the amount of compensation cost recognized at any date is no less than the portion of the grant-date value of the award that is vested at that date. In our stock-based compensation expense required under APB 25 and the pro forma information required under SFAS 123 for the periods prior to 2006, we accounted for forfeitures as they occurred.

Prior to the adoption of SFAS 123R, stock-based compensation expense was recognized in our Consolidated Statement of Income under the provisions of APB 25. Compensation expense under APB 25 was recognized using the accelerated, multiple-option method. In accordance with APB 25, no compensation expense was recognized under our 1999 Employee Stock Purchase Plan. Stock-based compensation expense of $4.6 million was recognized in 2005 related to employee stock-based awards. As a result of adopting SFAS 123R, stock-based compensation expense recorded for 2006 was $50.8 million, or $47.2 million higher than which would have been reported had we continued to account for stock-based compensation under APB 25. Net income for 2006 was approximately $28.7 million lower than that which would have been reported had we continued to account for stock-based compensation under APB 25. Basic and diluted earnings per share would have been $0.20 and $0.19 higher, respectively, had we continued to account for stock-based compensation under APB 25. Unamortized deferred compensation associated with employee stock-based awards of $2.8 million has been reclassified to additional paid-in capital in our consolidated balance sheet upon the adoption of SFAS 123R on January 1, 2006.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the pro forma net income (loss) and earnings (loss) per share, net of related tax effect, had the Company applied the fair value recognition provisions of SFAS 123 to employee stock benefits (in thousands, except per share amounts):

Year Ended
December 31,
2005

Net income	$53,562
Add: Total stock-based compensation expense (benefit) included in reported net income, net of tax effect	2,852
Deduct: Total stock-based compensation expense determined using the fair value method for all awards, net of related tax effect	(60,922)

Pro forma net loss	$(4,508)

Basic net income (loss) per share:
As reported	$0.38
Pro forma	$(0.03)
Diluted net income (loss) per share
As reported	$0.37
Pro forma	$(0.03)
Weighted-average shares for basic EPS	139,176
Weighted-average shares for diluted EPS	143,974

Valuation of Stock-Based Compensation

Foundry applies the Black-Scholes option-pricing model to value stock-based payments under SFAS 123R. The Black-Scholes option-pricing model includes assumptions regarding expected stock price volatility, option lives, dividend yields, and risk-free interest rates. These assumptions reflect Foundry’s best estimates, but involve uncertainties based on market conditions generally outside of the Company’s control.

The fair value of stock option grants and employee stock purchases were estimated using the following weighted-average assumptions:

	Stock Option Plan			Employee Stock Purchase Plan
	Year Ended December 31,			Year Ended December 31,
	2007	2006	2005	2007	2006	2005

Average risk free interest rate	4.31%	4.71%	3.72%	4.89%	4.40%	2.48%
Average expected life of the options	3.6 years	3.4 years	3.0 years	1.3 years	1.4 years	1.3 years
Dividend yield	0%	0%	0%	0%	0%	0%
Volatility of common stock	39.6%	46.6%	61.9%	41.8%	48.3%	63.2%
Estimated annual forfeitures	11%	11%	—	11%	11%	—
Weighted average fair value	$6.24	$5.44	$4.33	$3.88	$3.96	$4.33

Expected Term.  Prior to the first quarter of 2006, the expected term of options granted was based on historical experience as well as the contractual terms and vesting periods of the options. For options granted after the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

beginning of the first quarter of 2006, the expected term of options granted was derived from the average midpoint between vesting and the contractual term, as described in SAB 107.

Expected Volatility.  Based on guidance provided in SFAS 123R and SAB 107, the volatility assumptions was based on a combination of historical and implied volatility. The expected volatility of stock options is based upon equal weightings of the historical volatility of Foundry’s stock and the implied volatility of traded options on Foundry’s stock having a life of at least six months. Management determined that a blend of implied volatility and historical volatility is more reflective of market conditions and a better indicator of expected volatility than using purely historical volatility.

Expected Dividend.  The Company has never paid cash dividends on its capital stock and does not expect to pay cash dividends in the foreseeable future.

Risk-Free Interest Rate.  The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Estimated Forfeitures.  The Company estimates forfeitures based on an analysis of historical option forfeitures. In our stock-based compensation expense required under APB 25 for the periods prior to 2006, we accounted for forfeitures as they occurred.

Recent Accounting Pronouncements

In June 2007, the FASB ratified the consensus reached by the EITF on EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, (“EITF 07-3”). EITF 07-03 provides that nonrefundable advance payments for goods or services that will be used or provided for future research and development activities should be deferred and capitalized and that such amounts should be recognized as an expense as the related goods are delivered or the related services are performed, and provides guidance with respect to evaluation of the expectation of goods to be received or services to be provided. The provisions of EITF 07-03 will be effective for financial statements issued for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Earlier application is not permitted. The effects of applying the consensus of EITF 07-03 are to be reported prospectively for new contracts entered into on or after the effective date. We do not expect EITF 07-3 to have a material impact on our consolidated results of operations or financial condition.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. It also requires requests for expanded information about the extent to which company’s measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the effect that the adoption of SFAS 157 will have on our consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB Statement No. 115, (“SFAS 159”). SFAS 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS 159, an entity may elect to use fair value to measure accounts receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and other eligible items. The fair value option may be elected generally on an instrument-by-instrument basis as long as it is applied to the instrument in its entirety, even if an entity has similar instruments that it elects not to measure based on fair value. SFAS 159 is required to be adopted by us in the first quarter of fiscal 2008. We currently are determining whether fair value accounting is appropriate for any of our eligible items and cannot estimate the impact, if any, which SFAS 159 will have on our consolidated results of operations and financial condition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In the first quarter of 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”). FASB issued FIN 48 to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As a result of adoption, we have recorded an increase to retained earnings of $0.8 million as of January 1, 2007. In addition, we recorded a decrease to deferred tax assets of $2.9 million, a decrease to additional paid-in capital of $4.2 million and an increase to taxes payable of $0.5 million in the first quarter of 2007.

In the first quarter of 2007, we adopted EITF Issue No. 06-2, Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43, (“EITF 06-2”). EITF 06-2 requires companies to accrue the cost of such compensated absences over the service period. We adopted EITF 06-2 through a cumulative-effect adjustment, resulting in an additional liability of $1.1 million, additional deferred tax assets of $439,000, and a reduction to retained earnings of $683,000 in the first quarter of 2007.

3.	COMMITMENTS AND CONTINGENCIES

Guarantees and Product Warranties

We provide customers with a standard one or five year hardware warranty, depending on the type of product purchased, and a 90-day software warranty. Customers can upgrade and/or extend the warranty for up to five years by purchasing one of our customer support programs. Our warranty accrual represents our best estimate of the amount necessary to settle future and existing claims as of the balance sheet date. We accrue for warranty costs based on estimates of the costs that may be incurred under our warranty obligations including material and labor costs. The warranty accrual is included in our cost of revenues and is recorded at the time revenue is recognized. Factors that affect our warranty liability include the number of installed units, estimated material costs and estimated labor costs. We periodically assess the adequacy of our warranty accrual and adjust the amount as considered necessary.

Changes in our product warranty liability for the year ended December 31, 2007 were as follows (in thousands):

Balance, December 31, 2006	$1,546
Liabilities accrued for warranties issued during the period	2,413
Warranty claims settled during the period	(1,708)

Balance, December 31, 2007	$2,251

We offer our customers renewable support arrangements, including extended warranties, that generally have terms of one or five years, however, the majority of our support contracts have one year terms. We do not separate extended warranty revenue from routine support service revenue, as it is not practical to do so. The change in our deferred support revenue balance was as follows for the year ended December 31, 2007 (in thousands):

Deferred support revenue at December 31, 2006	$65,564
New support arrangements	99,858
Recognition of support revenue	(87,750)

Ending balance at December 31, 2007	$77,672

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify the counter-party from losses relating to a breach of representations and warranties, a failure to perform certain covenants, or claims and losses arising from certain external events as outlined within the particular contract,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. No amounts are reflected in our consolidated financial statements as of December 31, 2007 or 2006 related to these indemnifications as, historically, payments made related to these indemnifications have not been material to our consolidated financial position or results of operations.

Leases

We lease our facilities and office buildings under operating leases that expire at various dates through July 2012. Our headquarters for corporate administration, research and development, sales and marketing, and manufacturing currently occupy approximately 110,000 square feet of office space in San Jose, California under lease through January 2011 and 141,000 square feet in Santa Clara, California under lease through May 2010. We continue to utilize the San Jose location for our manufacturing operations and utilize the Santa Clara location for our corporate administration, research and development, and sales and marketing functions. Rent expense under all operating leases was $6.2 million, $6.1 million and $6.7 million in 2007, 2006 and 2005, respectively. At December 31, 2007, future minimum lease payments under all noncancelable operating leases were as follows (in thousands):

Operating
Leases

2008	$5,777
2009	5,130
2010	3,734
2011	675
2012	100
Thereafter	—

Total lease payments	$15,416

Purchase Commitments with Suppliers and Third-Party Manufacturers

We use contract manufacturers to assemble certain parts for our chassis and stackable products. We also utilize third-party OEMs to manufacture certain Foundry-branded products. In order to reduce manufacturing lead-times and ensure an adequate supply of inventories, our agreements with some of these manufacturers allow them to procure long lead-time component inventory on our behalf based on a rolling production forecast provided by us. We are contractually obligated to purchase long lead-time component inventory procured by certain manufacturers in accordance with our forecasts. Although, we can generally give notice of order cancellation at least 90 days prior to the delivery date. In addition, we issue purchase orders to our component suppliers and third-party manufacturers that may not be cancelable. As of December 31, 2007, we had approximately $70.1 million of open purchase orders with our component suppliers and third-party manufacturers that may not be cancelable.

Settlement and Patent License Agreements

On May 27, 2003, Lucent filed a lawsuit against us in the United States District Court for the District of Delaware alleging that certain of our products infringe four of Lucent’s patents and seeking injunctive relief, as well as unspecified damages. On February 6, 2004, we filed a lawsuit against Lucent in the United States District Court for the Eastern District of Texas, Marshall Division. The lawsuit alleged that certain of Lucent’s products infringed one of our patents. On May 31, 2006, before either case went to trial, Foundry and Lucent entered into a settlement agreement that resulted in a dismissal of all litigation pending between them, a mutual release, a cross-license, and a covenant not to sue extending into the future.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On June 21, 2005, Alcatel USA Resources, Inc. and Alcatel Internetworking, Inc., which are now subsidiaries of Alcatel-Lucent (collectively “Alcatel-Lucent”) filed a complaint, and later, an amended complaint, seeking injunctive relief, as well as unspecified damages, against us in the United States District Court for the District of Delaware. Alcatel-Lucent alleged that certain of our products infringed nine of its patents. Alcatel-Lucent also sought a declaratory judgment that one of our patents was invalid and not infringed by Alcatel-Lucent. We subsequently filed a counterclaim alleging infringement of our patent by Alcatel-Lucent. In February 2007, the parties entered into a settlement agreement that resulted in a dismissal of all litigation pending between them, a mutual release, a cross-license, and a covenant not to sue extending into the future.

As part of the May 2006 and February 2007 settlement agreements described above, we made total payments of $8.4 million. Based on management’s judgment and the results of a third-party valuation analysis, we recorded a $5.4 million charge in other charges, net in the second quarter of 2006. The remaining value under these agreements represents consideration for license rights to current and future Alcatel-Lucent patents and is amortized ratably over five years to the cost of product revenue. At December 31, 2007, the remaining value of the settlement agreements of $2.2 million is included within prepaid expenses and other assets and long-term other assets in the accompanying consolidated balance sheet.

We also agreed to provide credits in the sum of $2.0 million against future purchases of Foundry products and services at the rate of 25% of the invoice price until the $2.0 million of credits are exhausted. During the years ended December 31, 2007 and 2006, we have recorded a reduction of our total net revenue in the accompanying consolidated statement of income of $1.2 million and $0.8 million, respectively, as a result of these credits. As of December 31, 2007 and December 31, 2006, we recorded a reduction in our deferred support revenue of $21,000 and $0.3 million, respectively, in the accompanying consolidated balance sheets for the credits related to service contracts. The $21,000 represents a reduction in future revenue for unrecognized support revenue. The credits were exhausted as of March 31, 2007.

On September 30, 2005, we entered into a patent cross-license agreement with IBM Corporation (“IBM”). Pursuant to the agreement, we paid $4.5 million to IBM in the third quarter of 2005. Based on management’s judgment and the results of a third-party valuation analysis, we recorded a $2.6 million charge in general and administrative expenses in the accompanying consolidated statements of income in the third quarter of 2005. The remaining value under this agreement represents consideration for license rights to current and future IBM patents and is amortized ratably over three years to the cost of product revenue.

Litigation

Intellectual Property Proceedings.  On June 21, 2005, Enterasys Networks, Inc. (“Enterasys”) filed a lawsuit against the Company in the United States District Court for the District of Massachusetts alleging that certain of Foundry’s products infringe six of Enterasys’ patents and seeking injunctive relief, as well as unspecified damages. On August 28, 2007, Foundry filed a motion to stay the case, in view of petitions that Foundry had filed with the U.S. Patent and Trademark Office (USPTO) requesting that USPTO reexamine the validity of five of the six Enterasys patents in view of certain prior art. On August 28, 2007, the Court granted Foundry’s motion to stay the case. All activity in the case is now on hold, while the USPTO reexamination process proceeds. Foundry is vigorously defending itself against Enterasys’ claims.

On September 6, 2006, Chrimar Systems, Inc. (“Chrimar”) filed a lawsuit against the Company in the United States District Court for the Eastern District of Michigan alleging that certain of Foundry’s products infringe Chrimar’s U.S. Patent 5,406,260 and seeking injunctive relief, as well as unspecified damages. The Company filed an answer denying the allegations and counterclaim on September 27, 2006. Subsequently, pursuant to an order of the Court, Chrimar identified claim 17 of the patent as the exemplary claim being asserted against Foundry. No trial date has been set. The Court appointed a special master for the case, Professor Mark Lemley of Stanford University Law School. Professor Lemley is scheduled to hold a Markman claim construction hearing on March 6, 2008, after

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which he will make recommendations to the Court for construing the claims. The Company is vigorously defending itself against Chrimar’s claims.

Securities Litigation.  Foundry remains a defendant in a class action lawsuit filed on November 27, 2001 in the United States District Court for the Southern District of New York (the “District Court”) on behalf of purchasers of Foundry’s common stock alleging violations of federal securities laws. The case was designated as In re Foundry Networks, Inc. Initial Public Offering Securities Litigation, No. 01-CV-10640 (SAS)(S.D.N.Y.), related to In re Initial Public Offering Securities Litigation, No. 21 MC 92 (SAS)(S.D.N.Y.). The case is brought purportedly on behalf of all persons who purchased Foundry’s common stock from September 27, 1999 through December 6, 2000. The operative amended complaint names as defendants the Company and two current and one former Foundry officer (the “Foundry Defendants”), including the Company’s Chief Executive Officer and former Chief Financial Officer, and investment banking firms that served as underwriters for Foundry’s initial public offering in September 1999. The amended complaint alleged violations of Sections 11 and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934, on the grounds that the registration statement for the initial public offering (“IPO”) failed to disclose that (i) the underwriters agreed to allow certain customers to purchase shares in the IPO in exchange for excess commissions to be paid to the underwriters, and (ii) the underwriters arranged for certain customers to purchase additional shares in the aftermarket at predetermined prices. The amended complaint also alleges that false or misleading analyst reports were issued and seeks unspecified damages. Similar allegations were made in lawsuits challenging over 300 other initial public offerings conducted in 1999 and 2000. The cases were consolidated for pretrial purposes.

In 2004, the Company accepted a settlement proposal presented to all issuer defendants. Under the terms of this settlement, the plaintiffs would have dismissed and released all claims against the Foundry Defendants in exchange for a contingent payment by the insurance companies collectively responsible for insuring the issuers in all of the IPO cases and for the assignment or surrender of control of certain claims Foundry may have against the underwriters. However, the settlement required approval by the court. Prior to a final decision by the District Court, the Second Circuit Court of Appeals vacated the class certification of plaintiffs’ claims against the underwriters in six cases designated as focus or test cases. In re Initial Public Offering Securities Litigation, 471 F.3d 24 (2d Cir. Dec. 5, 2006). In response, on December 14, 2006, the District Court ordered a stay of all proceedings in all of the lawsuits pending the outcome of plaintiffs’ petition to the Second Circuit for rehearing en banc and resolution of the class certification issue. On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing, but clarified that the plaintiffs might seek to certify a more limited class in the District Court. In view of that decision, the parties withdrew the prior settlement. The plaintiffs have now filed amended complaints in an effort to comply with the Second Circuit decision. The Company, and the previously named officers, are still named as defendants in the amended complaint. The District Court has not issued a decision concerning the refiled lawsuits. Should the District Court allow the refiled lawsuits to proceed, there is no assurance that the settlement will be amended, renegotiated or approved. If the settlement is not amended or renegotiated and then approved, the Company intends to defend the lawsuit vigorously.

In August and September 2006, purported Foundry shareholders filed two putative derivative actions against certain of Foundry’s current and former officers, directors and employees in the Superior Court of the State of California County of Santa Clara. Both actions were consolidated into In re Foundry Networks, Inc. Derivative Litigation, Superior Court of the State of California, Santa Clara County, Lead Case. No. 1-06-CV 071651 (the “Consolidated Action”). On February 5, 2007, Plaintiffs served a Consolidated Amended Shareholder Derivative Complaint (the “CAC”). The CAC names 19 defendants and Foundry as a nominal defendant. In general, the CAC alleges that certain stock option grants made by Foundry were improperly backdated and that such alleged backdating resulted in alleged violations of generally accepted accounting principles, the dissemination of false financial statements and potential tax ramifications. The CAC asserts 11 causes of action against certain and/or all of the defendants, including, among others, breach of fiduciary duty, accounting, unjust enrichment and violations of California Corporations Code Sections 25402 and 25403. On February 13, 2007, the Company filed a motion to stay the CAC pending resolution of a substantially similar derivative action pending in the United States District

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Court for the Northern District of California, San Jose Division. On March 20, 2007, the Court granted the motion to stay. The action continues to be stayed.

On March 9, 2007, a purported Foundry shareholder served the Company’s registered agent for service of process with a putative derivative action against certain of the Company’s current and former officers, directors and employees. The complaint named Foundry as a nominal defendant. The action was filed on February 28, 2007, in the Superior Court of the State of California, Santa Clara County, and is captioned Patel v. Akin, et al. (Case No. 1-07-CV 080813). The Patel action generally asserted similar claims as those in the Consolidated Action. In addition, it asserted a cause of action for violation of Section 1507 of the California Corporations Code. On April 27, 2007, Plaintiff Patel voluntarily dismissed the Patel action without prejudice. On June 19, 2007, Plaintiff Patel filed another putative derivative action in the Court of Chancery of the State of Delaware, New Castle County, against certain of the Company’s current and former officers, directors and employees. The action is captioned Patel v. Akin, et al. (Civil Action No. 3036-VCL) and names Foundry as a nominal defendant. The complaint again generally asserts similar claims as those in the Consolidated Action relating to allegations that certain stock option grants made by Foundry were improperly backdated. The complaint asserts seven causes of action against certain and/or all of the defendants, including, among others, breach of fiduciary duty, accounting, unjust enrichment, rescission and corporate waste. Foundry and the individual defendants have filed a motion to dismiss or stay the action. The parties are in settlement negotiations. Given the derivative nature of the action, any settlement amount would go to the Company. Because of the inherent uncertainty of litigation, however, we cannot predict whether a settlement will be reached.

In September and October 2006, purported Foundry shareholders filed four putative derivative actions against certain of Foundry’s current and former officers, directors and employees in the United States District Court for the Northern District of California. The complaints named Foundry as a nominal defendant. On December 8, 2006 the actions were consolidated into In re Foundry Networks, Inc. Derivative Litigation, U.S.D.C. No. Dist. Cal. (San Jose Division) Case No. 5:06-CV-05598-RMW). On March 26, 2007, Plaintiffs filed and served a Consolidated Derivative Complaint (the “CDC”). The CDC generally alleges that certain stock option grants made by Foundry were improperly backdated and that such alleged backdating resulted in alleged violations of generally accepted accounting principles, dissemination of false financial statements and potential tax ramifications. The CDC pleads a combination of causes of action, including, among others, breach of fiduciary duty, unjust enrichment and violations of Sections 10(b), 14(a) and 20(a) of the Securities and Exchange Act of 1934. On May 10, 2007, Foundry filed a motion to dismiss the CDC. Pursuant to a stipulation among the parties, the individual defendants named in the CDC are not required to answer or otherwise respond to the CDC unless the court denies Foundry’s motion to dismiss. The hearing on Foundry’s motion to dismiss currently is scheduled for March 14, 2008. The parties are in settlement discussions. Given the derivative nature of the action, any settlement amount would go to the Company. Because of the inherent uncertainty of litigation, however, we cannot predict whether a settlement will be reached.

On October 3, 2007, a purported Foundry shareholder filed a lawsuit in the United States District Court, Western District of Washington in Seattle naming Foundry as a nominal defendant. The action is captioned Vanessa Simmonds v. Deutsche Bank AG, Merrill Lynch & Co and JPMorgan Chase & Co. Defendants, and Foundry Networks, Inc., Nominal Defendant (Case No. 2:07-CV-01566-JCC). The action alleges that Deutsche Bank, Merrill Lynch and JPMorgan Chase profited from the transactions in Foundry Networks stock by engaging in short-swing trades. The plaintiff has moved to consolidate this action with approximately 55 other cases. Because of the inherent uncertainty of litigation, we cannot predict the outcome of the litigation.

On February 7, 2008, Network-1 Security Solutions, Inc. (“Network-1”) filed a lawsuit against the Company (and Cisco Systems, Inc., Cisco-Linksys, LLC, Adtran, Inc., Enterasys Networks, Inc., Extreme Networks, Inc., Netgear, Inc, and 3Com Corporation) in the United States District Court for the Eastern District of Texas, Tyler Division, alleging that certain of Foundry’s products infringe Network-1’s U.S. Patent No 6,218,930 and seeking

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

injunctive relief, as well as unspecified damages. The Company has not yet had an opportunity to evaluate the factual basis of the allegations.

SEC Information Inquiry.  The SEC has initiated an informal inquiry into Foundry’s historical stock option granting practices. At the SEC’s request, the Company voluntarily produced certain documents to the SEC in this matter. The Company is cooperating with the SEC and expects to continue to do so.

United States Attorney’s Office Subpoena for Production of Documents.  On June 26, 2006, Foundry received a subpoena from the United States Attorney’s Office for the production of documents relating to its historical stock option granting practices. The Company has produced certain documents to the United States Attorney’s Office. The Company is cooperating with the United States Attorney’s Office and expects to continue to do so.

General.  From time to time, the Company is subject to other legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, copyrights, patents and/or other intellectual property rights. From time to time, third parties assert patent infringement claims against the Company in the form of letters, lawsuits and other forms of communication. In addition, from time to time, the Company receives notification from customers claiming that they are entitled to indemnification or other obligations from the Company related to infringement claims made against them by third parties. Regardless of the merits of the Company’s position, litigation is always an expensive and uncertain proposition. In accordance with SFAS No. 5, Accounting for Contingencies, (“SFAS 5”), the Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews the need for any such liability on a quarterly basis and records any necessary adjustments to reflect the effect of ongoing negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case in the period they become known. At December 31, 2007, the Company has not recorded any such liabilities in accordance with SFAS 5. The Company believes it has valid defenses with respect to the legal matters pending against it. In the event of a determination adverse to Foundry, the Company could incur substantial monetary liability and be required to change its business practices. Any unfavorable determination could have a material adverse effect on Foundry’s financial position, results of operations, or cash flows.

4.	INCOME TAXES

We account for income taxes pursuant to SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 provides for an asset and liability approach to accounting for income taxes, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Components of our deferred tax assets were as follows at December 31 (in thousands):

	December 31,
	2007	2006

Deferred Tax Assets:
Accrued payroll and related expenses	$3,858	$3,034
Inventory valuation reserve	17,735	17,574
Accrued warranty	884	605
Allowance for doubtful accounts	828	976
Write-down of minority interest	—	979
Depreciation	3,496	2,953
Stock-based compensation	33,553	28,196
Research and development credits	4,827	7,866
Deferred support revenue	8,728	7,687
Other temporary differences	5,305	6,536

Total deferred tax assets	79,214	76,406
Valuation allowance	0	(979)

Total deferred tax assets, net of valuation allowance	79,214	75,427
Deferred Tax Liability:
Litigation settlement tax liability	—	(822)

Net deferred tax assets	$79,214	$74,605

During 2007 the tax benefit associated with a capital loss, which was incurred in 2002 from the sale of stock held in another company as a minority interest, expired without being utilized and the related valuation allowance, which had been recorded in a prior year to reduce the amount of the deferred tax asset to zero, was released.

At December 31, 2007, we had state research and development tax credit carryforwards of $7.7 million, all of which can be carried forward indefinitely.

Our provision for income taxes consisted of the following for the years ended December 31 (in thousands):

	2007	2006	2005

Current:
Federal	$46,876	$37,240	$30,758
Foreign	517	366	405
State	7,145	5,754	4,583

Total current	54,538	43,360	35,746

Deferred:
Federal	(7,791)	(16,132)	(8,459)
Foreign and state	(1,488)	(2,557)	(757)

Total deferred	(9,279)	(18,689)	(9,216)

Total provision	$45,259	$24,671	$26,530

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our provision for income taxes and effective tax rate differs from the statutory U.S. federal income tax rate as follows for the years ended December 31 (in thousands):

	2007		2006		2005

Provision at U.S. statutory rate of 35%	$44,241	35.0%	$22,025	35.0%	$28,032	35.0%
State income taxes, net of federal benefit	5,268	4.2%	2,728	4.3%	3,444	4.3%
Federal and state research and development credits	(4,470)	(3.5)%	(3,161)	(5.0)%	(2,665)	(3.3)%
Nondeductible stock compensation	2,333	1.8%	5,482	8.7%	—	—
Export sales incentive	—	—	(1,373)	(2.2)%	(1,654)	(2.1)%
Tax-exempt interest	(4,168)	(3.3)%	(1,465)	(2.3)%	(1,523)	(1.9)%
U.S. production activities deduction	(944)	(0.8)%	(165)	(0.3)%	(400)	(0.5)%
Other	2,999	2.4%	600	1.0%	1,297	1.6%

Total	$45,259	35.8%	$24,671	39.2%	$26,531	33.1%

The tax benefits associated with stock option exercises and the employee stock purchase plan that were credited to additional paid-in capital were $11.6 million, $10.5 million, and $2.2 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Foundry adopted the provisions of FIN 48 on January 1, 2007. As a result of adoption, the Company has recorded an increase to retained earnings of $0.8 million as of January 1, 2007. In addition, the Company recorded a decrease to deferred tax assets of $2.9 million, a decrease to additional paid-in capital of $4.2 million and an increase to taxes payable of $0.5 million. As part of the FIN 48 adoption, the Company reclassified $9.4 million from current taxes payable to non-current taxes payable.

A reconciliation of the beginning and ending amount of total unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$14,134
Increase related to prior year tax positions	1,661
Decrease related to prior year tax positions	(1,002)
Increase related to current year tax positions	1,975
Settlements with tax authorities	—
Lapse of statute of limitations	(149)

Balance at December 31, 2007	$16,619

Included in the balance of total unrecognized tax benefits at December 31, 2007, are potential benefits of $6.9 million, if recognized, would affect the effective rate on income from continuing operations.

Foundry conducts business globally and, as a result, the Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. In the normal course of business the Company is subject to examination by taxing authorities throughout the world. It is possible that the amount of the liability for unrecognized tax benefits may change within the next 12 months, but quantification of an estimated range cannot be made at this time.

Foundry is no longer subject to United States federal income tax examinations before 2003 and state income tax examinations for years before 2002, except to the extent that tax attributes in earlier years were carried forward to years remaining open for audit.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the year ended December 31, 2007, Foundry accrued additional interest expense of $1.0 million relating to unrecognized tax benefits. As of December 31, 2007, Foundry had recorded liabilities for interest expense related to uncertain tax provisions in the amount of $1.8 million. The Company recognizes interest accrued and penalties, if incurred, related to unrecognized tax benefits as a component of income tax expense. This policy did not change as a result of the adoption of FIN 48.

5.	STOCKHOLDERS’ EQUITY

Share Repurchase Program

In July 2007, our Board of Directors approved a share repurchase program authorizing us to purchase up to $200 million of our common stock. The shares may be purchased from time to time in the open market or through privately negotiated transactions at management’s discretion, depending upon market conditions and other factors, in accordance with SEC requirements. The authorization to repurchase Company stock expires on December 31, 2008. During the year ended December 31, 2007, we repurchased 4.4 million shares of its common stock via open market purchases at an average price of $18.93 per share. The total purchase price of $82.9 million was reflected as a decrease to retained earnings in the year ended December 31, 2007. Common stock repurchases under the program were recorded based upon the settlement date of the applicable trade for accounting purposes. All shares of common stock repurchased under this program have been retired.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, with a par value of $0.0001 per share. Preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to determine the rights, preferences, privileges and restrictions on these shares. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of Foundry without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. No shares of preferred stock were outstanding as of December 31, 2007 and 2006.

Common Stock

We had 148,700,370 and 147,034,193 shares of common stock issued and outstanding at December 31, 2007 and 2006, respectively.

The Company has adopted stock-based compensation plans that provide for the grant of stock-based awards to employees and directors, including stock options and restricted stock awards which are designed to reward employees for their long-term contributions to the Company and provide an incentive for them to remain with Foundry.

The following shares of common stock have been reserved and are available for future issuance as of December 31, 2007:

2006 Stock Incentive Plan	24,361,991
1999 Directors’ Stock Option Plan	2,862,750
1999 Employee Stock Purchase Plan	6,628,776
2000 Non-Executive Stock Option Plan	1,561,934
1996 Stock Plan	20,480,228

Total	55,895,679

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2006 Stock Incentive Plan

The 2006 Stock Incentive Plan (the “2006 Stock Plan”) was adopted by the stockholders at Foundry’s annual meeting held on June 16, 2006, replacing the 1996 Stock Plan. As of June 16, 2006, no further grants will be made under the 1996 Stock Plan. Under the 2006 Stock Plan, the stockholders authorized the issuance of up to 26,000,000 shares of common stock to employees, consultants and non-employee directors of the Company. The 2006 Stock Plan has a fixed number of shares and will terminate on December 31, 2009 unless re-adopted or extended by the stockholders prior to or on such date; it is not an “evergreen” plan. As of December 31, 2007, under the 2006 Stock Plan, 6,830,323 options were outstanding with a weighted-average exercise price of $17.59 per share. As of December 31, 2007, under the 2006 Stock Plan, 1,639,000 restricted stock awards were also outstanding. The number of shares of the Company’s common stock available for issuance under the 2006 Stock Plan will be reduced by one share for every one share issued pursuant to a stock option or stock appreciation right and by 2.3 shares for every one share issued as a restricted stock or restricted stock unit. Stock options and stock appreciation rights under the 2006 Stock Plan must be granted with an exercise price of not less than 100% of the fair market value on the date of grant. Repricing of stock options and stock appreciation rights is prohibited without stockholder approval. Awards under the 2006 Stock Plan may be made subject to performance conditions as well as time-vesting conditions.

1996 Stock Plan

The 1996 Stock Plan expired on June 16, 2006, the date of our 2006 annual stockholder meeting. As of December 31, 2007, no options were available for future issuance under the 1996 Stock Plan and options to purchase 20,480,228 shares were outstanding with a weighted-average exercise price of $14.64 per share. Stock options granted under the 1996 Stock Plan have an exercise price equal to the fair market value of our common stock on the date of grant. Options under the 1996 Stock Plan vest over a vesting schedule determined by the Board of Directors, generally one to five years. Options granted prior to January 1, 2005 expire 10 years from the date of grant. Options granted after January 1, 2005 expire 5 years from the date of grant. Effective June 16, 2006, additional equity awards under the 1996 Stock Plan have been discontinued and new equity awards are being granted under the 2006 Stock Plan. Remaining authorized shares under the 1996 Stock Plan that were not subject to outstanding awards as of June 16, 2006 were canceled on June 16, 2006. The 1996 Stock Plan will remain in effect as to outstanding equity awards granted under the plan prior to June 16, 2006.

1999 Directors’ Stock Option Plan

Under the 1999 Directors’ Stock Option Plan (the “Directors’ Plan”), each non-employee director who became a director after the effective date of the plan, but prior to the April 19, 2007 plan modification, was entitled to receive an automatic initial grant of an option to purchase 225,000 shares of common stock upon appointment or election, and annual grants to purchase 60,000 shares of common stock. Options granted under the plan will vest at the rate of 1/4th of the total number of shares subject to the options twelve months after the date of grant and 1/48th of the total number of shares subject to the options each month thereafter. The exercise price of all stock options granted under the Directors’ Plan shall be equal to the fair market value of a share of common stock on the date of grant of the option. Options expire 10 years from the date of grant. For the years ended December 31, 2007 and 2006, our five non-employee directors received annual grants of 260,000 and 240,000, respectively, to purchase shares of common stock at a weighted-average exercise price per share of $16.52 and $10.83, respectively. As of December 31, 2007, there were 875,000 options available for future issuance and 1,987,750 options to purchase common stock outstanding under the Directors’ Plan with a weighted-average exercise price of $32.04 per share. On April 19, 2007 the Board of Directors modified the terms of the Directors’ Stock Option Plan to reduce the number of stock options awarded to a newly appointed or elected Directors from 225,000 shares to 100,000 shares and the number of shares awarded on an annual basis from 60,000 to 40,000 shares. While vesting of options for newly appointed or elected directors was unchanged, vesting of grants awarded on an annual basis was changed to vest ratably over a 24 month period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2000 Non-Executive Stock Option Plan

Under the 2000 Non-Executive Stock Option Plan (the “Non-Executive Plan”), we may issue non-qualified options to purchase common stock to employees and external consultants other than officers and directors. Options granted prior to January 1, 2005 expire 10 years from the date of grant. Options granted after January 1, 2005, expire 5 years from the date of grant. As of December 31, 2007, under the Non-Executive Plan, 331,998 options were available for future issuance and 1,229,936 options to purchase common shares were outstanding with a weighted-average exercise price of $13.24 per share.

The following table (which excludes restricted stock awards) summarizes stock option activity under all stock option plans during the three years ended December 31, 2007:

			Weighted-
		Weighted-	Average	Aggregate
	Options	Average	Remaining	Intrinsic
	Outstanding	Exercise Price	Contractual Term	Value
				(In thousands)

Balance, December 31, 2004	30,038,512	$14.00
Granted	6,526,700	9.71
Exercised	(2,945,346)	6.85
Cancelled	(1,832,239)	14.44

Balance, December 31, 2005	31,787,627	13.75
Granted	6,502,300	14.07
Exercised	(4,798,821)	7.86
Cancelled	(1,741,194)	19.29

Balance, December 31, 2006	31,749,912	14.40
Granted	6,508,358	18.10
Exercised	(5,844,350)	9.63
Cancelled	(1,885,683)	16.93

Balance, December 31, 2007	30,528,237	16.38	4.44	$123,895

Vested and expected to vest at December 31, 2007	28,355,622	16.44	4.45	$118,662

Exercisable at December 31, 2007	20,962,759	16.64	4.46	$103,191

Approximately 0.3 million shares and 6.2 million stock options were granted under the 1999 Directors’ Stock Option Plan and the 2006 Stock Plan, respectively, during the year ended December 31, 2007.

For the years ended December 31, 2007 and 2006, the total fair value of the shares vested was $37.1 million and $45.2 million, respectively. As of December 31, 2007 and 2006, there were 9,565,478 and 9,017,034, respectively, unvested options for all plans.

As of December 31, 2007, an aggregate of 14,968,966 shares were available for future option and award grants to our employees.

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between Foundry’s closing stock price on the last trading day of 2007 and the exercise price for all in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2007.

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended December 31, 2007, 2006 and 2005, 5.8 million, 4.8 million and 2.9 million, respectively, in stock options were exercised. The total intrinsic value of stock options exercised during the years ended December 31, 2007, 2006 and 2005 was $52.6 million, $35.2 million and $14.2 million, respectively.

As of December 31, 2007, there was $45.8 million of total unrecognized compensation cost related to stock options granted under the Company’s stock-based compensation plans. That cost is expected to be recognized over a weighted-average period of 2.58 years.

Restricted Stock Awards

Foundry’s Board of Directors approved the issuance of 647,500 and 643,750 shares of restricted stock with a weighted-average grant date fair value of $17.54 and $14.57 per share, respectively, during the years ended December 31, 2007 and 2006.

We issue shares on the date that the restricted stock awards vest. For the majority of restricted stock awards the number of shares issued on the date the restricted stock awards vest is net of the statutory withholding requirements that we pay on behalf of our employees. As a result, the actual number of shares issued will be less than the number of restricted stock awards granted. This will continue in the future and the amount of shares withheld will vary depending on the amount of awards that vest and the value of our stock. During 2007, we withheld 112,726 shares to satisfy $1.7 million of employees’ tax obligations. In January 2008, we withheld 70,813 shares to satisfy $1.0 million of employees’ tax obligations. We have paid these amounts in cash to the appropriate taxing authorities. The number of restricted stock awards vested in the table below includes shares that we withheld on behalf of employees to satisfy the statutory tax withholding requirements.

A summary of the Company’s restricted stock award activity and related information for the year ended December 31, 2007 is set forth in the following table:

	Restricted Stock	Weighted Average
	Outstanding	Grant Date Fair Value

Balance, December 31, 2006	627,750	$14.58
Granted	647,500	$17.54
Vested	(309,875)	$14.59
Forfeited	(12,000)	$14.21

Balance, December 31, 2007	953,375	$16.59

As of December 31, 2007, there was $8.2 million of total unrecognized compensation cost related to restricted stock award granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 1.7 years.

Restricted Stock Units

Foundry’s Board of Directors approved the issuance of 1,665,000 shares of restricted stock units (“RSUs”) with a weighted-average grant date fair value of $18.51 per share during the years ended December 31, 2007.

We will issue shares on the date that the restricted stock units vest. For the majority of restricted stock units granted, the number of shares issued on the date the restricted stock units vest will be net of the statutory withholding requirements that we pay on behalf of our employees. As a result, the actual number of shares issued will be less than the number of restricted stock units granted. The amount of shares withheld will vary depending on the amount of awards that vest and the value of our stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following schedule summarizes information about the Company’s RSUs as of December 31, 2007:

		Remaining
		Contractual	Aggregate
	Shares	Life (Years)	Intrinsic Value
			(In thousands)

Balance, December 31, 2006	—
Awarded	1,665,000
Released	—
Forfeited/expired	(26,000)

Balance, December 31, 2007	1,639,000	1.68	$28,715

Vested and expected to vest at December 31, 2007	1,304,358	1.60	$22,852

Exercisable at December 31, 2007	—	—	$—

None of the awarded RSUs were vested as of December 31, 2007. These RSUs have been deducted from the shares available for grant under the Company’s stock option plans at a rate of 2.3 shares for every one share issued in the 2006 plan. As of December 31, 2007, there was $21.6 million of total unrecognized compensation cost related to RSUs that is expected to be recognized over a weighted-average period of 2.7 years.

1999 Employee Stock Purchase Plan

Under Foundry’s 1999 Employee Stock Purchase Plan (the “ESPP”), employees are granted the right to purchase shares of common stock at a price per share that is 85% of the lesser of the fair market value of the shares at (i) the beginning of a rolling two-year offering period or (ii) the end of each semi-annual purchase period, subject to a plan limit on the number of shares that may be purchased in a purchase period. During 2006 and 2005, Foundry issued an aggregate of 1,086,076 shares and 978,138 shares, respectively, under the ESPP at average per share prices of $8.64, and $8.46, respectively. The Company issued no shares under the ESPP during the year ended December 31, 2007 due to the suspension of its employee payroll withholdings for the purchase of its common stock under the ESPP plan from August 2006 through July 31, 2007 as a result of the Company’s delayed filing of its periodic reports with the SEC.

A total of 6,628,776 shares of common stock were reserved for issuance under the ESPP as of December 31, 2007. The number of shares reserved for issuance under the ESPP will be increased on the first day of each fiscal year through 2009 by the lesser of (i) 1,500,000 shares, (ii) 2% of our outstanding common stock on the last day of the immediately preceding fiscal year or (iii) the number of shares determined by the Board of Directors.

As a result of the Company’s delayed filing of its periodic reports with the SEC, the Company suspended its employee payroll withholdings for the purchase of its common stock under the ESPP and returned all employee contributions. When the ESPP resumed, employees enrolled in the plan were allowed to make a one-time increase to their contributions for the remainder of the offering period ending July 31, 2008. This increase resulted in a modification to the plan under SFAS 123R and additional expense of $0.3 million was recognized for the year ended December 31, 2007. An additional $0.2 million is expected to be recognized over the remainder of the offering period ended July 31, 2008. On June 5, 2007, the Board of Directors amended the ESPP to limit the ability of a participant in the ESPP to increase or decrease the rate of his or her payroll deductions during any offering period (as defined in the ESPP). This change is effective beginning August 2, 2007. Further, on January 25, 2007, Foundry’s Board of Directors approved a bonus payment in the total amount of $4.5 million to compensate those employees participating in the Company’s ESPP at the time it was suspended. The amount of the bonus paid was set by the Board of Directors to compensate participants for the opportunity lost due to the suspension of the ESPP. The amount of the bonus equals the value of the shares estimated to have been purchasable by each participant in the ESPP-as if acquired by the participant under the terms of the ESPP-and sold in a same day sale transaction

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

immediately following the originally scheduled ESPP purchase on January 31, 2007. Under SFAS 123R, Foundry’s suspension of ESPP employee payroll withholdings effectively cancels the related option held by ESPP participants. As a result, the Company recorded additional stock-based compensation expense in the fourth fiscal quarter of 2006 in the amount of $0.3 million.

The compensation cost that has been charged against income for these plans was $46.0 million, $50.8 million and $4.6 million for the years ending December 31, 2007, 2006 and 2005, respectively. The total income tax benefit recognized in the income statement was $15.2 million, $14.4 million and $1.8 million for the years ending December 31, 2007, 2006 and 2005, respectively. Compensation cost capitalized as part of inventory for the years ended December 31, 2007, 2006 and 2005 was $0.2 million, $0.1 million and approximately $3,000, respectively.

Stock-based compensation relates to the following categories by period:

	Year Ended December 31,
	2007	2006	2005
	(In thousands)

Cost of revenue — Product	$1,457	$1,858	$179
Cost of revenue — Service	2,029	2,175	201
Research and development	16,518	17,542	1,733
Sales and marketing	17,916	20,680	1,808
General and administrative	8,101	8,519	684

Total	$46,021	$50,774	$4,605

Extension of Stock Option Exercise Periods for Former Employees

The Company could not issue any securities under its registration statements on Form S-8 during the period in which it was not current in its SEC reporting obligations to file periodic reports under the Securities Exchange Act of 1934. As a result, during parts of 2006 and 2007, options vested and held by certain former employees of the Company could not be exercised until the completion of the Company’s stock option investigation and the Company’s public filings obligations had been met (the “trading black-out period”). Options covering approximately 262,313 shares of common stock were scheduled to expire and could not be exercised as a result of the trading black-out period restriction. The Company extended the expiration date of these stock options to July 13, 2007, the end of a 30-day period subsequent to the Company’s filing of its required regulatory reports. As a result of the modification, the fair value of such stock options were reclassified to current liabilities subsequent to the modification and were subject to mark-to-market provisions until the earlier of final settlement or July 13, 2007. During the year ended December 31, 2007. the Company measured the fair value of these stock options using the Black-Scholes option valuation model and recorded approximately $0.8 million to stock-based compensation expense as a result of the modification and approximately $0.3 million to interest and other income, net as a result of the mark-to-market provision. During the year ended December 31, 2007, 164,439 options were exercised and the liability of approximately $1.2 million associated with unexercised options with extended exercise periods was reclassified from current liabilities to equity.

Amendment of Certain Stock Options

In the year ended December 31, 2007, the Company amended certain options granted under the 1996 Stock Plan and the 2000 Non-Executive Stock Option Plan that had original exercise prices per share that were less than the fair market value per share of the common stock underlying the option on the option’s grant date, as determined by the Company for financial accounting purposes. Employees subject to taxation in the United States and Canada had the opportunity to increase their strike price on affected options to the appropriate fair market value per share on the date of grant so as to avoid unfavorable tax consequences under United States Internal Revenue Code

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Section 409A and applicable Canadian tax law. In exchange for increasing the exercise price of these options, the Company committed to make a cash payment to employees participating in the offer so as to make employees whole for the incremental strike price as compared to their original option exercise price. Pursuant to Internal Revenue Service and Securities Exchange Commission rules, the amendment of United States non-officer employee option agreements were executed through a tender offer. Canadian employee option agreements were amended directly as allowed by Canadian law. On August 2, 2007, the date that the tender offer closed, the Company amended options to purchase 3.7 million shares of its common stock. The Board of Directors also approved the amendment of options to purchase 0.6 million shares of its common stock for certain officers who were not allowed to participate in the tender offer. Based on the above arrangements, the Company committed to make aggregate cash payments of $6.3 million and cancelled and regranted 1,104,858 options to purchase common stock. The cash payments will be returned to the Company if and when the underlying options to which they relate are exercised by Foundry’s employees. During the year ended December 31, 2007, the Company recorded approximately $4.9 million in stock-based compensation expense and expects to record over the remaining vesting period approximately $4.1 million in stock-based compensation expense, in connection with these amended option grants.

Accelerated Vesting of Stock Options

On November 3, 2005, the Board of Directors approved the immediate vesting of approximately 2.2 million shares of unvested stock options previously awarded to employees and officers that have an exercise price of $20.00 or greater under our equity compensation plans. The closing market price per share of our common stock on November 3, 2005 was $12.44 and the exercise prices of the approximately 2.2 million in unvested options on that date ranged from $21.50 to $27.33. The Board of Directors made the decision to immediately vest these options based in part on the issuance of SFAS 123R. Absent the acceleration of these options, upon adoption of SFAS 123R, we would have been required to recognize approximately $25.0 million in pre-tax compensation expense from these options over their remaining vesting terms as of December 31, 2005. By accelerating these unvested stock options, the related compensation expense is included in the 2005 pro forma results in Note 2, “Stock-based Compensation.” We also believe that because the options that were accelerated had exercise prices in excess of the current market value of our common stock, the options were not fully achieving their original objective of incentive compensation and employee retention. Certain of the stock options which were vested by the Board of Directors in November of 2005 were subsequently determined to require remeasurement. The unamortized deferred stock-based compensation at the time of accelerated vesting was $0.1 million. Under the guidelines of APB 25 the Company accelerated the amortization of the deferred stock-based compensation for the options with accelerated vesting and has recorded stock-based compensation expense of $0.1 million in the year ended December 31, 2005.

Retained Earnings

The following table summarizes the activity in our retained earnings account (in thousands):

Balance at December 31, 2006	$231,205
Cumulative effect of adoption of FIN 48	777
Cumulative effect of adoption of EITF 06-2	(683)
Repurchase and retirement of common stock	(82,929)
Net income	81,143

Balance December 31, 2007	$229,513

6.  401(K) PLAN

The Company provides a tax-qualified employee savings and retirement plan that entitles eligible employees to make tax-deferred contributions. Under the 401(k) Plan, U.S.-based employees may elect to reduce their current annual compensation up to the statutorily prescribed limit, which was $15,500 in calendar year 2007. Employees

FOUNDRY NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

age 50 or over may elect to contribute an additional $5,000. The 401(k) Plan provides for discretionary contributions as determined by the Board of Directors. The Company has a matching contribution program whereby it matches dollar for dollar contributions made by each employee. The matching amount in calendar year 2007 was up to $3,500 per year for each employee, an increase from $1,250 in the previous year. The matching contributions to the 401(k) Plan totaled $2.0 million and $0.7 million in 2007 and 2006, respectively.

7.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables set forth selected consolidated statement of income data for each of the eight quarters ended December 31, 2007. Operating results for any quarter are not necessarily indicative of results for any future period (in millions, except share and per share amounts).

Year Ended December 31, 2007	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Net revenue	$168.7	$159.5	$143.2	$135.8
Cost of revenue	63.3	59.4	57.1	56.6

Gross margin	105.4	100.1	86.1	79.2

Operating expenses:
Research and development	19.5	18.4	17.9	21.3
Sales and marketing	43.2	38.5	38.5	40.0
General and administrative	11.9	10.2	11.8	10.9
Other charges, net	0.1	0.1	3.0	2.6

Total operating expenses	74.7	67.2	71.2	74.8

Income from operations	30.7	32.9	14.9	4.4
Interest and other income, net	11.2	11.4	10.5	10.4

Income before provision for income taxes	41.9	44.3	25.4	14.8
Provision for income taxes	13.0	16.8	9.8	5.7

Net income	$28.9	$27.5	$15.6	$9.1

Basic net income per share	$0.19	$0.19	$0.11	$0.06
Diluted net income per share	$0.18	$0.18	$0.10	$0.06
Shares used in computing earnings per share (in thousands):
Basic	149,240	148,897	147,285	147,202
Diluted	156,632	156,486	154,034	153,386

Basic and diluted earnings per share are computed independently for each of the quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year Ended December 31, 2006	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Net revenue	$132.0	$118.8	$108.4	$114.0
Cost of revenue	53.7	46.9	42.9	44.9

Gross margin	78.3	71.9	65.5	69.1

Operating expenses:
Research and development	16.9	16.8	17.0	20.0
Sales and marketing	32.9	30.4	31.3	34.3
General and administrative	10.0	10.7	12.1	11.1
Other charges, net	2.9	4.2	5.7	—

Total operating expenses	62.7	62.1	66.1	65.4

Income from operations	15.6	9.8	(0.6)	3.7
Interest and other income, net	9.9	9.1	8.4	6.9

Income before provision for income taxes and cumulative effect of change in accounting principle	25.5	18.9	7.8	10.6
Provision for income taxes	9.8	6.7	3.4	4.6

Income before cumulative effect of change in accounting principle	15.7	12.2	4.4	6.0
Cumulative effect of change in accounting principle, net of taxes	—	—	—	0.4

Net income	$15.7	$12.2	$4.4	$6.4

Basic net income per share	$0.11	$0.08	$0.03	$0.04
Diluted net income per share	$0.10	$0.08	$0.03	$0.04
Shares used in computing earnings per share (in thousands):
Basic	146,764	146,082	145,279	142,477
Diluted	152,364	149,830	150,968	149,333

8.	SUBSEQUENT EVENTS

Investments

As of December 31, 2007, we held $82.5 million of municipal notes investments, classified as short-term investments, with an auction reset feature (“adjustable rate securities”) whose underlying assets were primarily in student loans and which had an AAA credit rating. Subsequently, auctions failed for $29.3 million of our adjustable rate securities, and there is no assurance that auctions on the remaining adjustable rate securities in our investment portfolio will succeed. An auction failure means that the parties wishing to sell their securities could not do so as a result of a lack of buying demand. These developments may result in the classification of some or all of these securities as long-term investments in our consolidated financial statements for the first quarter of 2008. As of February 25, 2008, $65.7 million of our adjustable rate securities are rated AAA, and $17.5 million had an AA credit rating. If the issuers are unable to successfully close future auctions and their credit ratings deteriorate, we may in the future be required to record an impairment charge on these investments.

We believe we will be able to liquidate our adjustable rate securities without significant loss, and we currently believe these securities are not impaired, primarily due to government guarantees of the underlying securities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

However, it could take until the final maturity of the underlying notes (up to 33 years) to realize our investments’ recorded value. We currently have the ability and intent to hold our $83.2 million of adjustable rate securities held as of February 25, 2008, until market stability is restored with respect to these securities.

Share Repurchase Program

Subsequent to December 31, 2007, we repurchased an additional 4.4 million shares of our common stock via open market purchases at an average price of $13.56 per share for a total purchase price of $59.9 million. In July 2007, our Board of Directors approved a share repurchase program authorizing the purchase of up to $200 million of our common stock. The shares may be purchased from time to time in the open market or through privately negotiated transactions at management’s discretion, depending upon market conditions and other factors, in accordance with SEC requirements. The authorization to repurchase common stock expires on December 31, 2008. The total purchase price of $59.9 million will be reflected as a decrease to retained earnings during the year ended December 31, 2008. Common stock repurchases under the program are recorded based upon the settlement date of the applicable trade for accounting purposes. All shares of common stock repurchased under this program are retired.